Filed Pursuant to Rule 433
Registration Statement No. 333-171806

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES E

$20,000,000
FLOATING RATE SENIOR NOTES DUE JUNE 20, 2018

FINAL TERM SHEET
DATED JUNE 13, 2013

Issuer:	Royal Bank of Canada (“Royal Bank”)

Security:	Floating Rate Senior Notes due 2018

Expected Ratings:	Aa3/AA-/AA (Moody’s / S&P / Fitch)

Currency:	US Dollars

Size:	$20,000,000

Security Type:	Senior Global Medium-Term Notes

Maturity:	June 20, 2018

Interest Rate Index:	Three-Month LIBOR

Re-offer Spread to Index:	+45 basis points

Price to Public:	100% of face amount

Proceeds (Before Expenses) to Issuer:	$19,980,000 (99.90%)

Day Count Convention:	Actual/360

Interest Payment Dates:	March 20, June 20, September 20 and December 20 of each year, commencing September 20, 2013

Business Day:	New York and London

Reset Frequency:	Quarterly

Payment Frequency:	Quarterly

Trade Date:	June 13, 2013

Settlement Date:	June 20, 2013 (T+5)

Denominations:	$1,000 x $1,000

CUSIP:	78008S3M6

Bookrunner:	J.P. Morgan Securities LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.